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                                                              EXHIBIT 99.17

                         SPECIMEN PRICE MAKE-UP SHEET
                               DECEMBER 31, 1997

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
                                 VALUE OF REGISTRANT'S
                                 PORTFOLIO SECURITIES      OUTSTANDING  TOTAL OFFERING
                                   AND OTHER ASSETS        SECURITIES   PRICE PER UNIT
                                 ---------------------     -----------  --------------
State Street Research Growth
 Portfolio....................      $2,349,061,583          73,600,071      $31.92
State Street Research Income
 Portfolio....................      $  412,190,631          32,555,011      $12.66
State Street Research Money
 Market Portfolio.............      $   39,479,839           3,803,743      $10.38
State Street Research Diversi-
 fied Portfolio...............      $1,982,231,714         116,712,757      $16.98
State Street Research Ag-
 gressive Growth Portfolio....      $1,391,955,612          50,412,220      $27.61
MetLife Stock Index Portfolio.      $2,020,480,036          70,203,936      $28.78
State Street Research Inter-
 national Stock Portfolio.....      $  267,088,809          22,885,826      $11.67
Loomis Sayles High Yield Bond
 Portfolio....................      $   27,803,666           2,741,057      $10.14
Janus Mid Cap Portfolio.......      $  103,851,641           8,132,247      $12.77
T. Rowe Price Small Cap
 Growth Portfolio.............      $   94,020,006           7,915,609      $11.88
Scudder Global Equity
 Portfolio....................      $   60,712,142           5,595,122      $10.85
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